Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Fixel AI Inc.,

Logiq, Inc.,

Logiq Merger Sub, Inc.,

Etgar Shpivak,

Hadar Shpivak

and Elad Levy

October 30, 2020

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31

4.1	Organization and Qualification	31
4.2	Authority Relative to this Agreement; Non-Contravention	31
4.3	No Conflicts	32
4.4	Capitalization	32
4.5	Government Approvals	33
4.6	Exchange Act Reports; Financial Statements; Listing	33
4.7	Litigation	34
4.8	Subsidiaries; Merger Sub	34
4.9	No Brokers or Finders	34
4.10	Tax Matters	35
4.11	Compliance with Laws; Permits	36
4.12	Real Property	36
4.13	Insurance	37
4.14	Environmental Matters	37
4.15	Employee Matters	38
4.16	Intellectual Property	40
4.17	No Undisclosed Liabilities	40
4.18	Absence of Certain Changes, Events and Conditions	41
4.19	Material Contracts	42
4.20	Information	43
4.21	No Other Information	43
4.22	Access to Information; Disclaimer	43
4.23	Foreign Corrupt Practices; Improper Payments	43
4.24	Full Disclosure..	43

Article V. CONDUCT OF BUSINESS PENDING THE MERGER		44

5.1	Conduct of Business by Parent and Merger Sub	44
5.2	Conduct of Business by Fixel	44

Article VI. ADDITIONAL COVENANTS AND AGREEMENTS		45

6.1	Commercially Reasonable Efforts; Governmental Filings	45
6.2	Expenses	45
6.3	Access to Information; Confidentiality	45
6.4	Press Releases	47
6.5	Securities Reports	47
6.6	Fixel Financial Statements..	47
6.7	No Solicitation.	47
6.8	Failure to Fulfill Conditions	47
6.9	SEC Filings	48
6.10	Indemnification	48
6.11	Obligations of Merger Sub and the Surviving Corporation	51
6.12	Working Capital.	51
6.13	Israeli Compliant Option Plan..	51

Article VII. CONDITIONS		52

7.1	Conditions to Obligations of Each Party	52
7.2	Additional Conditions to Obligations of Parent and Merger Sub	52
7.3	Additional Conditions to Obligations of Fixel	53
7.4	Frustration of Closing Conditions	54

Article VIII. TERMINATION		54

8.1	Termination	54
8.2	Expenses following Termination	54

Article IX. GENERAL PROVISIONS		55

9.1	Notices	55
9.2	Interpretation	55
9.3	Severability	55
9.4	Amendment	56
9.5	Waiver	56
9.6	Entire Agreement; Binding Effect	56
9.7	Counterparts; Facsimile Signatures	56
9.8	Third Party Beneficiaries	56
9.9	Governing Law	56
9.10	Enforcement; Jurisdiction; Service of Process	56
9.11	WAIVER OF JURY TRIAL	57
9.12	Disclosure in Schedules	57

Exhibit A	Form of Certificate of Merger
Exhibit B	Fixel Stockholders
Exhibit C	Form of Employment Agreement with Etgar Shpivak
Exhibit D	Form of Employment Agreement with Hadar Shpivak
Exhibit E	Form of Employment Agreement with Elad Levy
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Escrow Agreement
Exhibit H	Estimated Closing Statement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 30, 2020, by and among Fixel AI Inc., a Delaware corporation (“Fixel”), Logiq, Inc., a Delaware corporation f.k.a. Weyland Tech Inc. (“Parent”), Logiq Fixel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Etgar Shpivak (“E. Shpivak”), Hadar Shpivak (“H. Shpivak”) and Elad Levy (“Levy” and collectively with E. Shpivak and H. Shpivak, the “Founders”).

W I T N E S S E T H

WHEREAS, the Board of Directors of each of Fixel, Parent, and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into the Corporation with the Corporation as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the requisite number of the Fixel Stockholders (as defined below) have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, pursuant to the Merger, among other things, all of the Fixel Shares (as hereinafter defined) shall be converted into Parent Common Stock (as hereinafter defined) upon the Effective Time (as hereinafter defined);

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree to be legally bound as follows:

Article I.
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1 Certain Definitions.

“Accounting Firm” means an independent accounting firm mutually agreed upon by the Parent Representative and the Founders.

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 3.1.

“Average Price” as of any date is the volume weighted average price (VWAP) of Parent Common Stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to such date.

“Board of Directors” means the board of directors of the entity specified.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

“Cash” means cash and cash equivalents as determined in accordance with GAAP consistently applied.

“Certificate of Merger” means the certificate of merger to be filed in the State of Delaware in substantially the form of Exhibit A.

“Closing” has the meaning set forth in Section 2.3(c).

“Closing Cash” means Fixel’s Cash, as of 12:01 a.m. Eastern time on the Closing Date, as determined in accordance with GAAP consistently applied.

“Closing Date” has the meaning set forth in Section 2.3(c).

“Closing Date Statement” has the meaning set forth in Section 2.2(b)(ii).

“Closing Indebtedness” means Fixel’s Indebtedness, as of 12:01 a.m. Eastern time on the Closing Date, as determined in accordance with GAAP consistently applied.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“DGCL” means the Delaware General Corporation Act, 8 Del. C. §1-101, et. seq., as amended from time to time.

“Effective Date” has the meaning set forth in Section 2.3(c).

“Effective Time” has the meaning set forth in Section 2.3(c).

“End Date” means December 31, 2020.

“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof, or any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means I.B.I. Trust Management

“Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.2(b)(i).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.2(b)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(b)(i).

“Estimated Fixel Transaction Expenses” has the meaning set forth in Section 2.2(b)(i).

“Evaluation Material” has the meaning set forth in Section 7.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Final Closing Cash, Indebtedness and Transaction Expenses” has the meaning set forth in Section 2.2(b)(iv).

“Finder” means Mr. Sean Simon.

“Fixel” has the meaning set forth in the preamble.

“Fixel Audited Financial Statements” has the meaning set forth in Section 7.6.

“Fixel Charter Documents” has the meaning set forth in Section 4.1.

“Fixel Disclosure Schedule” means the disclosure schedules delivered by Fixel to Parent and Merger Sub prior to and in connection with the execution of this Agreement.

“Fixel Employee” has the meaning set forth in Section 4.17(a).

“Fixel Employee Plans” has the meaning set forth in Section 4.17(a).

“Fixel ERISA Affiliate” means any entity which is (or at any relevant time was), with Fixel, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Fixel Financial Statements” has the meaning set forth in Section 4.10.

“Fixel Insider” has the meaning set forth in Section 4.9.

“Fixel Interest” means the common stock or any other securities by Fixel of any kind.

“Fixel Interim Financial Statements” has the meaning set forth in Section 7.6.

“Fixel IP” has the meaning set forth in Section 4.18(b).

“Fixel IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Fixel or any of its Subsidiaries is a party or under which Fixel or any of its Subsidiaries is a licensor or licensee.

“Fixel Latest Balance Sheet” has the meaning set forth in Section 4.12.

“Fixel Material Contracts” has the meaning set forth in Section 3.27.

“Fixel Shares” means the shares of common stock of Fixel that are owned by Fixel Stockholders as set forth on Exhibit B.

“Fixel Stockholders” means each of the individuals and entities listed set forth on Exhibit B hereto as Fixel Stockholders.

“Fixel-Owned IP” means all Intellectual Property owned or purported to be owned by Fixel.

“Fixel Professional Fees” means the documented fees, costs and expenses of Fixel’s or Fixel’s Affiliates’ attorneys, accountants and other service providers incurred by Fixel or its Affiliates on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the filings with the SEC related hereto and thereto, and the closing of the transactions contemplated hereby or thereby.

“Fixel Returns” has the meaning set forth in Section 3.8(a)(i).

“Fixel Transaction Expenses” means, collectively, (i) all of the fees and expenses incurred or reimbursed by Fixel or its Affiliates to third parties in connection with the negotiation, documentation and consummation of the Transactions, including all Fixel Professional Fees, (ii) all payments required to be made to third parties to obtain third party consents in connection with the consummation of the Subject Transactions, and (iii) all stay, change of control, severance, bonus, equity appreciation, phantom equity or similar payments due by Fixel or its Affiliates to any Person, and any other accelerations or increases in rights or benefits of their employees (whether payable or occurring prior to, on or after the Closing Date), under any plan, agreement or arrangement, which obligation, in each case, arises on or before the Closing Date or in whole or in part as a result of the execution of this Agreement or the consummation of the Subject Transactions, including all Taxes that are payable by Fixel in connection with or as a result of the payment of such obligations.

“Founders” has the meaning set forth in the preamble.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or self-regulatory organization.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Investigated Party” has the meaning set forth in Section 6.3(a).

“Investigating Party” has the meaning set forth in Section 6.3(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an entity, that such entity shall be deemed to have knowledge of a particular fact or other matter if the officers or directors of such Person had actual or constructive knowledge, after due inquiry, of such fact or other matter.

“Laws” has the meaning set forth in Section 3.13(a).

“Lease” shall mean all leases, subleases and other agreements under which an entity or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that an entity or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” has the meaning set forth in Section 3.6.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Logiq Subsidiary” means any Subsidiary of the Parent.

“Loss(es)” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its Subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (f) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which such entity and its Subsidiaries operate; (g) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of such entity’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; or (h) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such entity and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such entity and its Subsidiaries conduct their businesses.

“Merger” has the meaning ascribed thereto in the recitals of this Agreement.

“Merger 8-K” has the meaning set forth in Section 6.9(a).

“Merger Sub” has the meaning set forth in preamble.

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Merger Sub Shares” means the shares of common stock of Merger Sub.

“Parent” has the meaning set forth in the preamble.

“Parent Affiliates” has the meaning set forth in Section 3.6(b).

“Parent Capital Stock” means the Parent Common Stock, representing all authorized capital stock of Parent prior to the Merger.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent and Merger Sub in connection with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.15(a).

“Parent Employee Plans” has the meaning set forth in Section 4.15(a).

“Parent ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group corporations,” under “common control” with, or a member of an “affiliated serve group” within the meaning of Section 414(b), (c), (m) or (o) of the code.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent IP” has the meaning set forth in Section 4.16(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Parent is a party or under which Parent is a licensor or licensee.

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.17.

“Parent Material Contract” has the meaning set forth in Section 4.19.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent-Owned IP” means all Intellectual Property owned or purported to be owned by Parent.

“Parent Previous Filings” has the meaning set forth in Section 4.6(a).

“Parent Professional Fees” means the actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the organization of Merger Sub, the filings with the SEC related hereto and thereto and the closing of the transactions contemplated hereby or thereby, provided that all such fees, costs and expenses are itemized on a schedule delivered by Parent to Fixel.

“Parent Representative” shall be Tom Furukawa.

“Parent Returns” has the meaning set forth in Section 4.10(a).

“Parent SEC Filings” has the meaning set forth in Section 4.6(a).

“Parent Specific Liabilities” means any liability or obligation of Parent with respect to or relating to the indemnification by Parent of its directors or officers in their capacities as such, Parent Capital Stock or other securities of Parent, any filings of Parent with the SEC, any public disclosures of Parent, Parent’s status as a registered issuer under the Exchange Act and any Contract to which Parent is a party with respect to any of the foregoing, including with its stock transfer agent, audit engagement and directors and officers liability insurance provider to the extent each such Contract is referenced in the Parent Disclosure Schedule.

“Permits” has the meaning set forth in Section 3.13(c).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Pre-Closing Statement” has the meaning set forth in Section 2.2(b)(i).

“Representatives” has the meaning set forth in Section 6.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder, in each case as amended from time to time.

“Schedule” means either Fixel Disclosure Schedule or the Parent Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 6.9(a).

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subject Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, imposed by and taxing authority.

“Transaction Documents” means this Agreement, the Certificate of Merger, and all Contracts, certificates and instruments relating to the foregoing to be executed by any of the parties in connection or pursuant to the foregoing.

Article II.
THE MERGER

2.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (a) Merger Sub will merge with and into Fixel, and (b) Fixel will survive the Merger, continuing its existence as a wholly-owned subsidiary of Parent. The term “Surviving Corporation” as used in this Agreement shall mean Fixel. The Merger will be effected pursuant to the Certificate of Merger in the form of Exhibit A in accordance with the provisions of, and with the effect provided in, Section 251(c) of the DGCL.

2.2 Merger Consideration.

(a) Issuance of Parent Common Stock. On the Effective Date, Parent shall issue a number of shares of Parent Common Stock, equal to (i) Five Million Dollars ($5,000,000.00) worth of Parent Common Stock priced on the Average Price immediately prior to the Closing (ii) plus/minus the Pre-Closing Adjustment Amount, to Escrow Agent or other Fixel Stockholders, in accordance with Fixel’s Capitalization Table, as attached in Schedule 3.4(a) of the Disclosure Schedule and subject to and in accordance with the Escrow Agreement substantially the form attached hereto as Exhibit G by and among Fixel, the Escrow Agent and Parent (the “Escrow Agreement”). The parties acknowledge and agree that such shares of Parent Common Stock will be held by the Escrow Agent for further disbursement by the Escrow Agent to the Fixel Stockholders and the Finder in accordance with the terms set forth in the Escrow Agreement. No fraction of a share of Parent Capital Stock will be issued to Escrow Agent for further distribution to the Fixel Stockholders and the Finder pursuant to this Section 2.2(a), but in lieu thereof each Fixel Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

(b) Post-Closing Adjustment.

(i) Estimated Closing Statement. Prior to the execution of this Agreement, Fixel will have delivered to Parent a statement (the “Estimated Closing Date Statement”), reasonably acceptable to Parent, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of the Closing Cash (the “Estimated Closing Cash”) minus the Closing Indebtedness (the “Estimated Closing Indebtedness”) and Fixel Transaction Expenses (the “Estimated Fixel Transaction Expenses”). The Estimated Closing Date Statement and the calculations thereunder were prepared and calculated in good faith, and the Estimated Closing Date Statement is attached hereto as Exhibit H. If the sum of the Estimated Closing Cash minus the Estimated Closing Indebtedness and Estimated Fixel Transaction Expenses is a positive number, the number of shares of Parent Common Stock to be issued to the Escrow Agent pursuant to Section 2.2(a) shall be increased by such amount. If the sum of the Estimated Closing Cash minus the Estimated Closing Indebtedness and Estimated Fixel Transaction Expenses is a negative number, then number of shares of Parent Common Stock to be issued to the Escrow Agent pursuant to Section 2.2(a) shall be decreased by such amount. In each case, the adjustments to the number of shares of Parent Common Stock to be issued to the Escrow Agent pursuant to Section 2.2(a) as set forth above shall be referred to as the “Pre-Closing Adjustment”.

(ii) Closing Date Statement. Within ninety (90) days after the Closing Date, Parent shall deliver, or cause its accountants to deliver, to the Founders a statement (the “Closing Date Statement”) setting forth Parent’s calculation, together with reasonably detailed supporting documentation, of the Closing Cash, Closing Indebtedness and Fixel Transaction Expenses. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to revise the Closing Date Statement and Parent’s calculation of the Closing Cash, Closing Indebtedness and Fixel Transaction Expenses in all respects based on fraud or willful misconduct discovered by Parent at any time.

(iii) Disputes. If the Founders object to Parent’s calculation of the Closing Cash, Closing Indebtedness and Fixel Transaction Expenses as set forth in the Closing Date Statement, then, within fifteen (15) days after the delivery to the Founders of the Closing Date Statement (the “Objection Period”), the Founders shall deliver to Parent a written notice (an “Objection Notice”) describing in reasonable detail the Founders’ objections to Parent’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of each amount set forth in such Closing Date Statement, in each case, determined by the Founders to be correct. If the Founders do not deliver an Objection Notice to Parent during the Objection Period, then Parent’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto.

If the Founders deliver an Objection Notice, and if the Founders and Parent are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within ten (10) Business Days after such Objection Notice is delivered to Parent, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Parent shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Founders shall forward a copy of the Objection Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Founders or Parent or less than the smallest value for such item claimed by the Founders or Parent and shall be limited to the selection of either the Founders’ or Parent’s position on a disputed item (or a position in between the positions of the Founders or Parent) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning the determination of the amounts set forth in the Closing Date Statement. The Accounting Firm shall deliver to the Founders and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Founders and Parent) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. Both parties shall bear their own costs and fees and shall share the costs and fees of the Accounting Firm for its services in proportion to the relative difference between calculation of the Closing Cash, Closing Indebtedness and Fixel Transaction Expenses (as set forth in the Closing Date Statement, in the case of Parent, or in an Objection Notice, in the case of the Founders), and the calculation of the Closing Cash, Closing Indebtedness and Fixel Transaction Expenses as determined by the Accounting Firm.

(iv) Post-Closing Payment. If the sum of the Closing Cash minus the Closing Indebtedness and Fixel Transaction Expenses, as finally determined in accordance with this Section 2.2(c) (the “Final Closing Cash, Indebtedness and Transaction Expenses”) is a positive number and exceeds the amount of a positive Pre-Closing Adjustment, then an additional number of shares worth of Parent Common Stock, priced on the Average Price immediately prior to the Closing, equal to the amount of such excess, shall be issued to Escrow Agent within ten days of such determination, subject to and in accordance with the Escrow Agreement. If the Final Closing Cash, Indebtedness and Transaction Expenses is a negative number and exceeds the amount of a negative Pre-Closing Adjustment, Escrow Agent shall surrender Parent such number of shares worth of Parent Common Stock, priced on the Average Price immediately prior to the Closing, equal to the amount of such excess, within ten days of such determination, subject to and in accordance with the Escrow Agreement.

2.3 Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with applicable Laws, the certificate of incorporation and by-laws of Parent as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation.

(b) Parent, Fixel, and Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Fixel or Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of Parent, Fixel and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of Article VII and Article VIII hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic communication at such time and place as Fixel and Parent mutually agree, at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than ten (10) Business Days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). On the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.4 Effect of Merger.

(a) To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i) Subject to the terms of the Escrow Agreement, each Fixel Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for fully paid and nonassessable shares of Parent Common Stock delivered to the Escrow Agent in accordance with Section 2.2(a).

(ii) All Fixel Shares held immediately prior to the Effective Time by Fixel (i.e. dormant shares) will be cancelled and extinguished and no payment will be made with respect to those Fixel Shares; and

(iii) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become shares of common stock of the Surviving Corporation, which shall represent all of the issued and outstanding capital stock of the Surviving Corporation immediately following the Effective Time.

2.5 Right to Vote Parent Common Stock. The Fixel Stockholders and the Finder that receive Parent Common Stock pursuant to the Escrow Agreement, shall, after the Effective Time, be entitled to vote such shares of Parent Common Stock on any matters on which the registered holders of Parent Capital Common, as of any date subsequent to the Effective Time, shall be entitled to vote.

2.6 Procedure for Exchange of Fixel Shares.

(a) After the Effective Time, the Fixel Stockholders and the Finder that receive Parent Common Stock pursuant to the Escrow Agreement, shall receive uncertificated book entry accounts representing the number of shares of Parent Common Stock issued to such Fixel Stockholder or Finder.

(b) The shares of Parent Common Stock issued upon the surrender for exchange of Fixel Shares in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Fixel Shares.

2.7 Tax Treatment. For U.S. federal income tax purposes, the parties to this Agreement agree that it is intended that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (and as provided in Revenue Ruling 2001-46).

2.8 Employment Agreements. At or prior to the Closing, the Surviving Corporation shall enter into employment agreements with each of the Founders in substantially the forms of Exhibits C, D and E respectively.

2.9 Non-Competition Agreements. At or prior to the Closing, the Surviving Corporation shall enter into non-competition agreements with each of the Founders in substantially the form of Exhibit F.

Article III.
REPRESENTATIONS AND WARRANTIES
OF FIXEL and THE FOUNDERS

Except as set forth in the relevant sections of Fixel Disclosure Schedule, Fixel hereby represents and warrants to the Parent and Merger Sub as follows:

3.1 Organization and Qualification. Fixel is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The certificate of incorporation and by-laws of Fixel (the “Fixel Charter Documents”) that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Fixel is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Fixel or the Surviving Corporation. Fixel is not in violation of any Fixel Charter Documents.

3.2 Authority Relative to this Agreement; Non-Contravention.

(a) Fixel has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Fixel and the consummation by Fixel of the transactions contemplated hereby have been duly authorized by the Board of Directors of Fixel and by at least the minimum number of votes that would be necessary to authorize or take the actions contemplated by this Agreement and the transactions contemplated hereby from the Stockholders of Fixel, and no other corporate proceedings on the part of Fixel are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fixel and the Founders, and assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Fixel and the Founders enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Fixel for the consummation by Fixel of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Fixel or the Surviving Corporation or adversely affect the consummation of the transactions contemplated hereby.

(b) The Board of Directors of Fixel has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Fixel Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, and (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Fixel Stockholders for adoption. As of the date of this Agreement, the holders of Fixel Interest have adopted the “agreement of merger” set forth in this Agreement by written consent resolutions.

3.3 No Conflicts. Fixel is not subject to, or obligated under, any provision of (a) Fixel Charter Documents, (b) any Fixel Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 3.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Fixel or the Surviving Corporation.

3.4 Capitalization.

(a) The issued and outstanding Fixel Shares on the date hereof are, and the issued and outstanding Fixel Shares at the Effective Time will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. Other than as described in Fixel Disclosure Schedule 3.4(a), Fixel has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in Fixel Disclosure Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by Fixel of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Fixel any shares of Fixel Interest or other securities of Fixel of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Fixel to repurchase or otherwise acquire any Fixel Shares or other securities. Fixel Disclosure Schedule 3.4(a) sets forth the names of the holders of record of all issued and outstanding Fixel Shares and their respective holdings of such securities. Each Stockholder owns Fixel Shares set forth opposite each such member’s name on such Schedule, free and clear of any Liens other than any Liens that will be discharged at Closing or any Liens resulting from applicable securities Laws. For the avoidance of doubt, on the Effective Date, there will be no outstanding warrants, notes, rights or other instruments convertible into or exercisable or exchangeable for Fixel Shares or in connection with which Fixel Shares may be issuable.

(b) Fixel is not, and on the Effective Date, a party to any contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on Fixel Disclosure Schedule 3.4(b), Fixel is not a party to and there do not exist any voting trusts, proxies, or other contracts with respect to the voting of Fixel Shares.

3.5 Government Approvals. Except for the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Fixel, the performance by Fixel of its obligations hereunder and the consummation by Fixel of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Fixel to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

3.6 Litigation. Except as set forth on Fixel Disclosure Schedule 3.6, there are no actions, suits, proceedings, orders or investigations (a “Legal Proceeding”) pending or, to the Knowledge of Fixel, threatened against Fixel or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect. To the Knowledge of Fixel, there is no reasonable basis for any Legal Proceeding directly or indirectly involving Fixel or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. Fixel is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.7 Brokers or Finders. Other than the Finder, neither Fixel nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement. Except for the Parent Common Shares to be issued to Finder pursuant to the Escrow Agreement, Fixel and the Fixel Stockholders will have no other liability to Finder for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the Subject Transactions.

3.8 Tax Matters.

(a) (i) Fixel has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Fixel Returns”), required to be filed by it in respect of any Taxes; (ii) all such Fixel Returns are complete and accurate in all material respects; (iii) Fixel has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Fixel Return); (iv) Fixel has established on Fixel Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) Fixel has complied in all material respects with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Fixel, except statutory liens for current Taxes not yet due and Permitted Liens.

(c) No material deficiency for any Taxes has been asserted, assessed or proposed against Fixel that has not been finally resolved. No waiver, extension or comparable consent given by Fixel regarding the application of the statute of limitations with respect to any Taxes or Fixel Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Fixel Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Fixel by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Fixel, is any such Tax audit or other proceeding threatened with regard to any Taxes or Fixel Returns. Fixel does not expect the assessment of any additional Taxes of Fixel for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Fixel which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will, to the extent applicable, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which Fixel is a party which requires Fixel to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) Fixel is not liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Fixel is not a party to any Tax sharing, allocation or indemnification agreement. Fixel has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Fixel will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Fixel does not file a Fixel Return that Fixel is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Fixel.

(g) Fixel has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Fixel has not requested any extension of time within which to file any Fixel Return, which return has not since been filed, except for 2019 US federal income tax returns.

(i) Fixel is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) Fixel has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Fixel does not know of any fact and has not taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.9 Affiliate Transactions. Except as set forth on Fixel Disclosure Schedule 3.9, no officer, manager, director, or employee of Fixel, any person who holds or has the right to acquire 5% or more of the outstanding Fixel Interest, any member of the immediate family of any such officer, manager, director, employee or any person who holds or has the right to acquire 5% or more of the outstanding Fixel Interest, or any entity in which any of such persons owns any beneficial interest (collectively “Fixel Insiders”), has any agreement with Fixel (except for standard employment or stock option agreements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Fixel. Except as set forth on Fixel Disclosure Schedule 3.9, Fixel is not indebted to any Fixel Insider (except for reimbursement of ordinary business expenses) and no Fixel Insider is indebted to Fixel (except for cash advances for ordinary business expenses). For purposes of this Section 3.9, the Stockholders of the immediate family of an officer, manager, director, or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.10 Financial Statements. Fixel has made available to Parent the audited balance sheet of Fixel as of December 31, 2018 and the related statement of operations, changes in Stockholders’ equity, and cash flows of Fixel for the year then ended, audited by Ernst & Young Israel - Kost Forer Gabbay & Kasierer, and draft balance sheet as of December 31, 2019 and the related statement of operations, changes in Stockholders’ equity and cash flows of Fixel for the year then ended (the “Fixel Financial Statements”) and the unaudited balance sheet of Fixel as of June 30, 2020 and the related statement of operations, changes in Stockholders’ equity, and cash flows of Fixel for the six (6) months then ended. Fixel Financial Statements were prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes to the Fixel Financial Statements thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in Stockholders’ equity, and cash flows of Fixel as of the dates of and for the periods referred to in Fixel Financial Statements.

3.11 Books and Records. The books of account, minute books, Fixel Interest record books, and other records of Fixel, substantially complete copies of which have been made available to Parent, have been properly kept and, to the best of our knowledge, in all material respects, contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fixel. At the Closing, all Fixel’s records will be in the possession of Fixel or its counsel.

3.12 No Undisclosed Liabilities. As of the date hereof, except for the Fixel Professional Fees set forth in Fixel Disclosure Schedule 3.12 or except as reflected in or reserved against in the draft balance sheet of Fixel as of December 31, 2019 (the “Fixel Latest Balance Sheet”), and related notes and disclosures, Fixel is not aware of any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (a) liabilities incurred in the ordinary course of business, and (b) liabilities arising or permitted under this Agreement and the other Transaction Documents.

3.13 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of Fixel has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”). No investigation, audit or review by any Governmental Authority with respect to Fixel is pending or, to the Knowledge of Fixel, threatened, nor has any Governmental Authority notified Fixel of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Fixel has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) Fixel has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption law.

(c) Fixel holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of Fixel is pending or, to the Knowledge of Fixel, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Fixel is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14 Real Property.

(a) Fixel does not own any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Fixel has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Fixel Disclosure Schedule 3.14(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Fixel nor, to the Knowledge of Fixel, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Fixel has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor except as set forth in Fixel Disclosure Schedule 3.14(b) has Fixel entered into with any other Person any sublease, license or other agreement that is material to Fixel and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Fixel has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Fixel leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Fixel has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

3.15 Insurance. Fixel Disclosure Schedule 3.15 identifies all insurance policies maintained by, at the expense of or for the benefit Fixel, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Fixel Disclosure Schedule 3.15 is in full force and effect. Except as set forth in Fixel Disclosure Schedule 3.15, Fixel has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to Fixel’s Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Fixel nor, to Fixel’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Fixel’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

3.16 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Fixel is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Fixel as currently conducted.

(b) Fixel has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of Fixel, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

(c) Fixel has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Fixel, threatened against Fixel, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Fixel is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.17 Employee Matters.

(a) Fixel Disclosure Schedule 3.17(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by Fixel for the benefit of any current or former employee, independent contractor, consultant or director of Fixel (each, a “Fixel Employee”), or with respect to which Fixel has or may have any material Liability (collectively, the “Fixel Employee Plans”).

(b) Fixel has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Fixel Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Fixel Employee Plan, (iii) the most recent financial statements for each Fixel Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Fixel Employee Plan, (v) the current summary plan description for each Fixel Employee Plan, and (vi) all actuarial valuation reports related to any Fixel Employee Plans.

(c) (i) To the Knowledge of Fixel, each Fixel Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Fixel Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of Fixel, has any such revocation been threatened, and to the Knowledge of Fixel, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Fixel has timely made all material contributions and other material payments required by and due under the terms of each Fixel Employee Plan and applicable Law, and all benefits accrued under any unfunded Fixel Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Fixel Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or Fixel (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of Fixel, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Fixel Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of Fixel, threatened with respect to any Fixel Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Fixel, Fixel has not engaged in a transaction that could subject Fixel or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) No Fixel Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Fixel nor any Fixel ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Fixel Employee (either individually or to Fixel Employees as a group) or any other person that such Fixel Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e) No Fixel Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Each Fixel Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g) Fixel complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Fixel Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Fixel to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Fixel to merge, amend or terminate any Fixel Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Fixel Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) Fixel: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Fixel Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Fixel Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Fixel is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No work stoppage, slowdown or labor strike against Fixel with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of Fixel, no material work stoppage, slowdown or labor strike against Fixel with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of Fixel Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Fixel, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Fixel, or any Fixel Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Fixel, threatened relating to any employment related matter involving any Fixel Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Neither Fixel nor any Fixel ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has had any liability (contingent or otherwise) with respect to (i) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

3.18 Intellectual Property.

(a) Fixel Disclosure Schedule 3.18(a) contains a true and complete list, as of the date hereof, of all (i) Fixel-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Fixel-Owned IP, in each case, that is used in the business of Fixel on the Closing Date.

(b) Fixel is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of Fixel as currently conducted and contemplated (the “Fixel IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Fixel has taken reasonable steps to maintain Fixel IP and to protect and preserve the confidentiality of all trade secrets included in Fixel IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Fixel Disclosure Schedule 3.18(d) contains a complete and accurate list of all Fixel IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Fixel under any of Fixel IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Fixel’s Knowledge (i) the conduct of the businesses of Fixel has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Fixel IP.

(f) There are no Legal Proceedings pending or, to the Knowledge of Fixel, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Fixel; or (ii) challenging the validity, enforceability or ownership of any Fixel-Owned IP or Fixel rights with respect to any Fixel IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Fixel is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Fixel IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19 Investment Company. Fixel is not, as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.20 Foreign Corrupt Practices; Improper Payments. Neither Fixel nor any director, officer, employee nor, to the Knowledge of Fixel, agent or Affiliate of Fixel has (a) while acting on behalf of Fixel (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.21 Application of Takeover Provisions. There is no control unit acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested member or similar provision under the certificate of incorporation and by-laws of Fixel or the DGCL applicable to the transactions contemplated hereby, including the Merger. Fixel has never, and as of the Effective Date, will have never adopted any member rights plan or similar arrangement relating to accumulations of beneficial ownership of Fixel Interest or a change in control of Fixel.

3.22 Information. None of the information supplied or to be supplied by Fixel or any Affiliate or representative of Fixel for inclusion in a Merger 8-K, and none of the information supplied or to be supplied by Fixel or any Affiliate or representative of Fixel for inclusion or incorporation by reference in any other SEC filing of Parent in connection with the transaction contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Merger 8-K (as it relates to Fixel) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Fixel with respect to information supplied by or related to Parent or any Affiliate or representative of Parent.

3.23 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Fixel’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of Parent under Article IV are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, and payment of all related fees and expenses, the surviving corporation and Parent will be Solvent.

3.24 Other Regulatory Matters.

(a) There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of Fixel, threatened) by any Governmental Authority with respect to Fixel.

(b) All filings with and submissions to any Governmental Authority made by Fixel with regard to its business, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

3.25 Absence of Certain Changes, Events and Conditions. Except as set forth on Fixel Disclosure Schedule 3.25, since June 30, 2020, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to Fixel, any:

(a) event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

(b) declaration or payment of any dividend or distribution of cash or other property to its Stockholders or purchased, redeemed or made any agreements to purchase or redeem any Fixel Interest,

(c) issuance of equity securities;

(d) amendment of Fixel Charter Documents;

(e) split, combination or reclassification of any Fixel Interest;

(f) issuance, sale or other disposition of any of Fixel Interest or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Fixel Interest;

(g) material change in any method of accounting or accounting practice of Fixel for tax or book purposes, except as required by GAAP or as disclosed in the notes to Fixel Financial Statements;

(h) material change in Fixel’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) entry into any Contract that would constitute a Fixel Material Contract;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except for unsecured current obligations and liabilities incurred in the ordinary course of business;

(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in Fixel Latest Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Fixel IP or Fixel IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Fixel Material Contract (including, but not limited to, any Fixel Material Contract) to which Fixel is a party or by which it is bound;

(p) any material capital expenditures in excess of $50,000 in the aggregate;

(q) imposition of any material Lien upon any of Fixel properties, Fixel Interest or assets, tangible or intangible;

(r) (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business, (ii) any material increase in the base salary of any officer or employee of Fixel; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(t) adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or in the ordinary course of business, (ii) Fixel Employee Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by Fixel to make, change or rescind any Tax election, amend any Fixel Return or take any position on any Fixel Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Surviving Corporation after the consummation of the Merger; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.26 No Other Information. Fixel acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

3.27 Material Contracts.

(a) Fixel Disclosure Schedule 3.27 lists each of the following Contracts of Fixel (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Fixel Disclosure Schedule 3.14(b) and all Fixel IP Agreements set forth in Fixel Disclosure Schedule 3.18(d), being “Fixel Material Contracts”):

A. any Contract under which Fixel: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from Fixel, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $10,000; (B) of which Fixel reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from Fixel, respectively, for such products or services are reasonably expected to equal or exceed $10,000; or (C) is a party involving consideration of $25,000 in the aggregate over the life of the Contract;

B. all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require Fixel to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

C. all Contracts that provide for the indemnification by Fixel of any Person or the assumption of any Tax, environmental or other liability of any Person;

D. all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

E. all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Fixel is a party;

F. all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Fixel is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

G. all Contracts pursuant to which Fixel is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

H. except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Fixel;

I. all Contracts with any Governmental Authority to which Fixel is a party;

J. any Contract under which Fixel has advanced or loaned any other Person an amount equal to or exceeding $10,000;

K. any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

L. any Contract providing for the settlement of any Legal Proceeding against Fixel pursuant to which Fixel has any existing material obligations;

M. any lease or similar agreement pursuant to which: (A) Fixel is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $10,000; (B) Fixel is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $10,000; or (C) Fixel is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $10,000;

N. any Contract with any member or any current officer, director, or Affiliate of Fixel;

O. all Contracts that limit or purport to limit the ability of Fixel to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with Fixel in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of Fixel;

P. any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of Fixel, including any Contract which contains a “most favored nation” provision;

Q. any Contracts to which Fixel is a party that provide for any joint venture, partnership or similar arrangement by Fixel;

R. all collective bargaining agreements or Contracts with any union to which Fixel is a party; and

S. any other Contract that is material to Fixel and not previously disclosed pursuant to this Section 4.27.

(b) Each Fixel Material Contract is legally valid and binding on Fixel and is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of Fixel or, to Fixel’s Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Fixel Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by Fixel under any Fixel Material Contract or result in any other party having the right to terminate such Fixel Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to Fixel thereunder. Complete and correct copies of each Fixel Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.28 Access to Information; Disclaimer. Fixel acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

3.29 Full Disclosure. No representation or warranty relating to Fixel or made by Fixel or any Fixel Stockholder contained in this Agreement or in any of the Transaction Documents and no written statement made by or on behalf of Fixel or any Fixel member or any of its or their Affiliates pursuant to this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which Fixel or any Fixel Stockholder has not disclosed to Parent and Merger Sub in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Article IV.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to Fixel as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub (a) is and on the Effective Date will be a legal entity duly organized or incorporated (as applicable), validly existing and in good standing under the Laws of the State of Delaware, (b) has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted, and (c) is, and on the Effective Date will be, qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Corporation. Parent has heretofore made available to Fixel accurate and complete copies of its certificate of incorporation and bylaws, each as amended and in effect as of the date of this Agreement (the “Parent Organization Documents”) and the certificate of incorporation and by-laws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”). Neither Parent nor Merger Sub is in violation of any Parent Organization Document or Merger Sub Organization Document, as the case may be. Except as otherwise provided herein, the Parent Organization Documents and Merger Sub Organization Documents shall be in effect on the Effective Date.

4.2 Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Stockholders of Merger Sub and no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of Fixel, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (a) approvals under applicable “blue sky” laws and filing of Form D with the SEC, (b) the filing of the Merger 8-K in accordance with the terms hereof, (c) filings with FINRA prior to the Effective Time, if applicable, and (d) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) the Parent Organization Documents or the Merger Sub Organization Documents, as applicable, (b) any Parent Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 4.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4 Capitalization.

(a) As of the date of this Agreement, Parent is authorized to issue 250,000,000 shares of Parent Common Stock, of which 13,255,355 shares of Parent Common Stock are currently issued and outstanding. Prior to the Effective Time, no additional shares of Parent Common Stock will be issued. The issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights or applicable law or regulation and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, Lien, restriction or charge of any kind created by Parent. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of the Parent Capital Stock.

(b) Except as set forth in the Parent SEC Filings, (i) Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding; (ii) Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards; and (iii) there are no commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time.

(c) All outstanding shares of Parent Common Stock have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d) Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(e) Except as set forth in the Parent SEC Filings, Parent is not required to register pursuant to any registration rights agreement or other Contract (i) any outstanding shares of Parent Capital Stock or (ii) any shares of Parent Capital Stock issuable pursuant to commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of Parent Capital Stock or other rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) to purchase or otherwise acquire from Parent any shares of Parent Capital Stock.

(f) The authorized capital of Merger Sub consists of 1,000 Merger Sub Shares, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding Merger Sub Shares are, and at the Effective Time will be, validly issued and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or the certificate of incorporation or by-laws of the Merger Sub) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any Merger Sub Shares or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any unit options, restricted units, phantom unit, performance unit or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any Merger Sub Shares.

4.5 Government Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the applicable requirements of the Securities Act, (c) the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, and (d) the filing of the Merger 8-K, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

4.6 Exchange Act Reports; Financial Statements; Listing

(a) The Parent Common Stock is registered under Section 12(g) of the Exchange Act. Since January 1, 2018, Parent has timely filed all reports, forms, financial statements and documents that it was required to file with the SEC pursuant to the Exchange Act, including under any permitted timely extensions to file such reports, forms, financial statements and documents (the “Parent Previous Filings”). Parent shall notify Fixel as soon as practicable and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, except (with respect each of clauses (i) and (ii)), to the extent that the information in any such Parent SEC Filing has been amended or superseded by a later Parent SEC Filing, and for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Parent’s financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present in all material respects the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

(c) Parent is not a party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Filings.

(d) Each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Filings, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor Merger Sub has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Litigation. Except as set forth in the Parent SEC Filings, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, or Parent’s or Merger Sub’s officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of Parent, there is no reasonable basis for any Legal Proceeding directly or indirectly involving Parent, Merger Sub or Parent’s officers, directors, employees, or Affiliates, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8 Subsidiaries; Merger Sub. Parent owns all of the outstanding capital stock of its Subsidiaries and all such shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, Liens, options, warrants or other adverse claims on title. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its formation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. For purposes of this Article IV, all references to “Parent” shall mean Parent and its Subsidiaries taken as a whole.

4.9 No Brokers or Finders. Except as disclosed on Parent Disclosure Schedule 4.9, none of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.10 Tax Matters.

(a) (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Parent Returns”), required to be filed by it in respect of any Taxes; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) except as disclosed on Parent Disclosure Schedule 4.10(a), each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Parent Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due and Permitted Liens.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Parent Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g) Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor Merger Sub has requested any extension of time within which to file any Parent Return, which return has not since been filed.

(i) Neither Parent nor Merger Sub is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) Parent and Merger Sub have not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Neither Parent nor Merger Sub knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.11 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of Parent and Merger Sub have not been, and as of the Effective Date will not be conducted in violation of any applicable Laws. No investigation, audit or review by any Governmental Authority with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Authority notified Parent or Merger Sub of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Parent and/or Merger Sub have not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) Neither Parent nor Merger Sub has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption Law.

4.12 Real Property.

(a) None of Parent or any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Parent nor, to the Knowledge of Parent, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Parent has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease and Parent has not entered into with any other Person (other than another wholly-owned Subsidiary of Parent) any sublease, license or other agreement that is material to Parent, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Parent has delivered or otherwise made available to Fixel true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Parent leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

4.13 Insurance. Each of the insurance policies held by Parent is in full force and effect. Except as set forth in Parent Disclosure Schedule 4.13, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of Parent, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor, to Parent’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Parent’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

4.14 Environmental Matters.

(a) Fixel is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Fixel as currently conducted.

(b) Fixel has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of Fixel, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

(c) Fixel has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Fixel, threatened against Fixel, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Fixel is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.15 Employee Matters.

(a) The Parent SEC Filings contain an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by Parent for the benefit of any current or former employee, independent contractor, consultant or director of Parent (each, a “Parent Employee”), or with respect to which Parent has or may have any material liability (collectively, the “Parent Employee Plans”).

(b) Parent has made available to Fixel correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan, (iii) the most recent financial statements for each Parent Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Plan, (v) the current summary plan description for each Parent Employee Plan, and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c) (i) To the Knowledge of Parent, each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) to the Knowledge of Parent, all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, and to the Knowledge of Parent, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent has timely made all material contributions and other material payments required by and due under the terms of each Parent Employee Plan and applicable Law, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Fixel or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Parent Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, Parent has not engaged in a transaction that could subject Parent to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) No Parent Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e) No Parent Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g) Parent complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Parent to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) Parent (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Parent is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of Parent, no material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Parent Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Parent or any Parent Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Neither Parent nor any Parent ERISA Affiliate has at any time contributed to or had any obligation to, or has had any liability (contingent or otherwise) with respect to (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code’; or (iii) any “multiemployer welfare arrangement” within the meaning of Section 3(40) of ERISA.

4.16 Intellectual Property.

(a) Parent is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of Parent as currently conducted and contemplated (the “Parent IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Parent’s rights in the Parent-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Parent SEC Filings contain a complete and accurate list of all material Parent IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the- shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Parent under any of the Parent IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of Parent the conduct of the businesses of Parent has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating or misappropriating any Parent IP.

(e) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Parent; (ii) challenging the validity, enforceability or ownership of any Parent-Owned IP or Parent’s rights with respect to any Parent IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Parent IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.17 No Undisclosed Liabilities. As of the date hereof, except as set forth in Parent Disclosure Schedule 4.17 or Parent SEC Filings, or except as reflected in or reserved against in the unaudited balance sheet of Parent at June 30, 2020 (the “Parent Latest Balance Sheet”), Parent has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than Parent Professional Fees, liabilities arisen in the ordinary course of business consistent with past practice since June 30, 2020, and liabilities arising or permitted under this Agreement and the other Transaction Documents.

4.18 Absence of Certain Changes, Events and Conditions. Except as set forth in the Parent SEC Filings, since June 30, 2020, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to Parent, any:

(a) event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect,

(b) declaration or payment of any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock,

(c) issuance of equity securities;

(d) split, combination or reclassification of any shares of its capital stock;

(e) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(f) material change in any method of accounting or accounting practice of Parent for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in Parent’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Parent Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except for unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in Parent Latest Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Parent IP or Parent IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Parent Material Contract (including, but not limited to, any Parent Material Contract) to which Parent is a party or by which it is bound;

(o) any material capital expenditures in excess of $10,000 in the aggregate;

(p) imposition of any material Lien upon any of Parent properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of Parent; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or consistent with past practice, (ii) Parent Employee Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by Parent to make, change or rescind any Tax election, amend any Parent Return or take any position on any Parent Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent or the Surviving Corporation after the consummation of the Merger;

(y) amendment of the Parent Organization Documents; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.19 Material Contracts. All of the contracts listed as exhibits to any of the Parent SEC Filings that are still in effect (the “Parent Material Contracts”), constitute all material contracts required to be filed as required by the Exchange Act and the Securities Act, as applicable, are legally valid and binding on Parent and, to the knowledge of Parent, are legally valid and binding obligations of the other party thereto, in accordance with its terms and is in full force and effect, and neither Parent nor, to Parent’s Knowledge, the other party thereto is in breach or default thereunder except for such breach or default as would not have a Material Adverse Effect on Parent.

4.20 Information. The Merger 8-K will not at the time of the filing of the Merger 8-K and no other SEC filing of Parent in connection with the transactions contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent with respect to information supplied by or related to, or the sufficiency of disclosures related to, Fixel or any Affiliate or representative of Fixel. The Merger 8-K (as it relates to Parent and Merger Sub) and any other SEC filing of Parent in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Parent with respect to information supplied by or related to Fixel or any Affiliate or representative of Fixel.

4.21 No Other Information. Parent and Merger Sub acknowledge that Fixel makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by Fixel, and no Representative of Fixel shall have any responsibility or liability related thereto.

4.22 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of Fixel and its Subsidiaries with the management of Fixel, (b) has had reasonable access to (i) the books and records of Fixel and its Subsidiaries and (ii) the electronic dataroom maintained by Fixel for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Fixel and (d) has conducted its own independent investigation of Fixel and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Fixel or any of its Subsidiaries, other than the representations and warranties of Fixel expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

4.23 Foreign Corrupt Practices; Improper Payments. Neither the Parent nor any director, officer, employee nor, to the Knowledge of the Parent, agent or Affiliate of the Parent has (a) while acting on behalf of the Parent (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.24 Full Disclosure. No representation or warranty relating to the Parent or Merger Sub or made by the Parent or Merger Sub contained in this Agreement or in any of the Transaction Documents and no written statement made by or on behalf of Parent or Merger Sub or any of its or their Affiliates pursuant to this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which Parent or Merger Sub has not disclosed to Fixel in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Article V.
CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or the schedules hereto or consented to in writing by Fixel, each of Parent and Merger Sub shall (x) conduct the business of Parent and Merger Sub in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of Parent and Merger Sub and endeavor to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent and/or Merger Sub. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent and Merger Sub shall, consistent with past practice and commercially reasonable conduct:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all material insurance policies;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all obligations, in all material respects, under all Parent Material Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not form any Subsidiaries; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.18, except as listed on Parent Disclosure Schedule 4.18.

5.2 Conduct of Business by Fixel. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or consented to in writing by Parent, Fixel shall (x) conduct the business of Fixel in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Fixel and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Fixel. Without limiting the foregoing, from the date hereof until the Closing Date, Fixel shall, consistent with past practice and commercially reasonable conduct:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all material insurance policies;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all obligations, in all material respects, under all Fixel Material Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not form any Subsidiaries; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.25, except as listed on Fixel Disclosure Schedule 3.25.

Article VI.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Commercially Reasonable Efforts; Governmental Filings. Subject to the terms and conditions herein provided, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in the preparation (including by furnishing any information, including financial statements, in respect of such party and its Affiliates required to be included in such filings) and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the SEC Filings, as applicable, to consummate the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2 Expenses. Each party shall be responsible for their respective costs, fees, and expenses incurred in connection with the making of this Agreement and the transactions contemplated hereby.

6.3 Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, each of Parent and Fixel (for the purposes of this Section 6.3 only, an “Investigated Party”) shall afford to the other party (the “Investigating Party”) and such Investigating Party’s authorized representatives access to the books and records and other information of the Investigated Party as described herein. In light of the foregoing, the Investigated Party shall make reasonably available (together with the right to copy) to the Investigating Party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such Investigated Party and its Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, operating agreements, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder/member lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Investigating Party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Investigated Party; provided, however, that the foregoing rights granted to the Investigating Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Investigated Party set forth herein.

(b) The Investigating Party agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Investigating Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Investigating Party Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Investigating Party agrees that it will, within ten (10) days of the Investigated Party’s request, re-deliver all copies of the Investigated Party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) Notwithstanding any of the foregoing and subject to any other restrictions previously agreed to by an Investigating Party, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Investigating Party nor any of the Investigating Party’s Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the Investigated Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i) is or becomes generally available to the public other than as a result of an act or omission by the Investigating Party, its Affiliates or Representatives in breach of this Agreement;

(ii) was available to the Investigating Party on a non-confidential basis prior to its disclosure;

(iii) becomes available to the Investigating Party on a non-confidential basis from a source other than the Investigated Party or its agents, advisors or Representatives; or

(iv) was developed by the Investigating Party independently of any disclosure by the Investigated Party, and independently of any guidance by someone at the Investigated Party with access to the Evaluation Material.

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, then provided a delay will not prevent timely compliance with applicable Laws, the Investigating Party shall consult with the Investigated Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Under no circumstances will an Investigated Party be required to disclose any information to an Investigating Party or publicly if such disclosure would be a violation of applicable Laws.

6.4 Press Releases. Fixel and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5 Securities Reports. Prior to the Closing, Parent will have filed with the SEC all reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date. Parent agrees to provide to Fixel copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date prior to filing with the SEC.

6.6 Fixel Financial Statements. As promptly as reasonably practicable following the date of this Agreement, Fixel will deliver (i) audited financial statements for the fiscal year ended December 31, 2019 (the “Fixel Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in any periodic report due prior to the Closing if Fixel were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Fixel Interim Financial Statements”).  Each of Fixel Audited Financial Statements and Fixel Interim Financial Statements will be prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in Stockholders’ equity, and cash flows of Fixel as of the dates of and for the periods referred to in Fixel Audited Financial Statements or Fixel Interim Financial Statements, as the case may be.

6.7 No Solicitation.

(a) Unless and until this Agreement shall have been terminated pursuant to Section 8.1 and except as related to negotiations between Parent and Fixel with respect to the Subject Transactions, neither Fixel nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Fixel or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of Fixel and its Subsidiaries, in each case other than the Merger. Fixel will promptly notify Parent if it receives a proposal or inquiry with respect to the matters described above.

(b) Unless and until this Agreement shall have been terminated pursuant to Section 8.1 and except as related to negotiations between Parent and Fixel with respect to the Subject Transactions, neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Parent and its Subsidiaries, in each case other than the Merger. Parent will promptly notify Fixel if it receives a proposal or inquiry with respect to the matters described above.

6.8 Failure to Fulfill Conditions. At or prior to the Effective Time, each party shall give prompt notice to the other party of any fact, event or circumstance to the Knowledge of such party that would cause, or reasonably be expected to cause, the failure of any condition precedent to its obligations specified in Article VIII to be satisfied so as to not permit the consummation of the transactions contemplated hereby prior to the End Date.

6.9 SEC Filings

(a) As promptly as reasonably practicable following the Effective Time, Parent shall prepare and file with the SEC a current report on Form 8-K describing the structure and results of the Merger (the “Merger 8-K”) and all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (together with the Merger 8-K, the “SEC Filings”) as required by the Securities Act or the Exchange Act.

(b) Fixel and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the SEC Filings and any amendment or supplement thereto will, at the date of thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Fixel, Parent and Merger Sub shall cooperate with each other (i) in the preparation of the SEC Filings and (ii) to respond in a satisfactory manner to any comments by the SEC regarding the SEC Filings. Each of Parent, Merger Sub and Fixel and their respective counsel shall be given a reasonable opportunity to review and comment upon the SEC Filings prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of (x) the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and (y) of the receipt of any oral or written comments from the staff of the SEC on any SEC Filing. If at any time any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to any SEC Filing shall be required, such party shall promptly notify the other party and Parent shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement. Parent and Fixel shall also use their reasonable best efforts to satisfy all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby, and Fixel will pay all expenses incident thereto.

6.10 Indemnification.

(a) Indemnification by Fixel. Subject to the other terms and conditions of this Section 6.10, from and after the Closing, Fixel and the Founders (each, an “Indemnifying Party”), severally and jointly, shall indemnify and defend Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates and each of their respective representatives, successors, assigns, officers, directors, managers, members, partners, equity holders, employees, and agents (each an “Indemnified Party”), and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, such Indemnified Party based on, arising out of, or with respect to or by reason of:

(i) any inaccuracy in or breach of any representation or warranty made by an Indemnifying Party in this Agreement as of the Closing Date; and

(ii) any breach of any covenant or obligation to be performed by such Indemnifying Party in this Agreement.

(b) Survival.

(i) General; 18 months. Except as otherwise provided herein, all of the representations and warranties of the Parties made in, or made pursuant to, this Agreement shall survive the Closing, and shall expire eighteen (18) months following the Closing Date (the “General Survival Period”).

(ii) Fundamental Representations. Notwithstanding Section 6.10(b)(i), the representations and warranties contained in each of Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement; Non-Contravention), Section 3.3 (No Conflicts), Section 3.4 (Capitalization), Section 3.7 (Brokers or Finders), Section 3.8 (Tax Matters), and Section 3.16 (Environmental Matters) (collectively, the “Fixel Fundamental Representations”) shall survive in perpetuity following the Closing (the “Fundamental Survival Period”).

(iii) Special Representations. The representations and warranties contained in each of Section 3.17 (Employee Matters) and Section 3.18 (Intellectual Property) (collectively, the “Fixel Special Representations”) shall each survive the Closing until the expiration of the statute of limitations under applicable federal or state law for claims by third parties against the Indemnifying Party on each such matter (the “Special Survival Period(s)”). The parties acknowledge that the statute of limitations under applicable federal or state law on each matter may be different and therefore each matter relating to a Fixel Special Representation may each have a separate and different Special Survival Period.

(iv) Covenants and Obligations. The covenants and other obligations and agreements of the parties contained in, or made pursuant to, this Agreement which by their terms do not contemplate performance after the Closing shall survive the Closing and shall expire eighteen (18) months following the Closing Date (the “General Covenant Survival Period”) and those covenants and other obligations and agreements contained in, or made pursuant to, this Agreement which contemplate performance after the Closing shall survive the Closing indefinitely (the “Post-Closing Covenant Survival Period”).

(c) Limitations on Indemnification; Tipping Basket. In no event shall the aggregate Liability of a Founder, in his or her capacity as an Indemnifying Party pursuant to Section 6.10(a) (other than for claims arising from the Fixel Fundamental Representations, and claims of fraud, willful misconduct or intentional misrepresentation, or any claims concerning the calculation of the Final Closing Cash, Indebtedness and Transaction Expenses) with respect to Losses for which indemnification is provided thereunder, exceed the value of the Parent Common Stock (which value shall be equal to the Average Price per share as of Closing) distributed or distributable to such Founder pursuant to the Escrow Agreement. The Indemnifying Party shall have no Liability to indemnify or hold harmless the Indemnified Party pursuant to Section 6.10(a) (other than for claims arising from the Fixel Fundamental Representations, and claims of fraud, willful misconduct or intentional misrepresentation, or any claims concerning the calculation of the Final Closing Cash, Indebtedness and Transaction Expenses) with respect to Losses for which indemnification is provided thereunder unless the aggregate amount of such Losses exceeds $50,000 (the “Basket”), in which case the Indemnifying Party shall be liable for all such Losses incurred by the Indemnified Party back to the first dollar of such Losses. For the sake of clarity, and by way of example, if the Buyer’s cumulative claims for Losses are $45,000, then the Indemnifying Party pays $0.00. However, if the cumulative claims for Losses are $55,000, then the Indemnifying Party shall be liable to indemnify the Indemnified Party $55,000.

(d) Claims of Parties. An Indemnified Party shall give prompt written notice (a “Claim Notice”) to the Indemnifying Party after the Indemnified Party first becomes aware of any event or other facts that have resulted or that might result in any Loss for which the Indemnified Party is entitled to any indemnification under this Agreement, and such notice shall contain (a) a detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Party together with such supporting documents reasonably available to such Indemnified Party, (b) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (c) a demand for payment of such Loss; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If no agreement can be reached after good faith negotiation between the parties, the Parent may initiate formal legal action with the applicable court to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article VI hereof, the parties shall be entitled to act in accordance with such decision.

(e) Third Party Claims.

(i) The Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section 6.10. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(ii) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(iii) If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.10(e), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(iv) If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(v) Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) Treatment of Indemnification Payments. The parties agree that any indemnity payments made pursuant to this Section 6.10 shall be deemed to be an adjustment to the consideration paid by Parent in the Subject Transaction (i.e. the issuance of the Parent Common Stock) for tax purposes to the extent permitted by applicable Laws.

(g) Escrow Agreement. In accordance with the terms set forth in the Escrow Agreement, a number of shares of Parent Common Stock (out of the Parent Common Stock held by the Escrow Agent for benefit of the Founders, in such proportions among them as specified in the Capitalization Table), equal to $1,000,000.00 worth of Parent Common Stock priced on the Average Price immediately prior to the Closing, shall be withheld by the Escrow Agent for a period of eighteen (18) months following the Closing.

(h) Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6.10

6.11 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.12 Working Capital. From and after the Effective Date, Parent shall use commercially reasonable efforts to provide working capital to Fixel.

6.13 Israeli Compliant Option Plan. Parent shall use commercially reasonable efforts, within ninety (90) days after the Closing, to adopt (subject to evaluation of the feasibility thereof) an appendix to its existing Equity Incentive Plan (the “Israeli Appendix”) to be compliant with requirements of the Israel Tax Laws, including authorization to issue options under the “Capital Gains Track of Section 102 of the Israeli Tax Ordinance”, to enable the Parent or a Subsidiary thereof to issue stock options with favorable tax benefits to individuals residing in Israel.

Article VII.
CONDITIONS

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby in accordance with the terms of this Agreement are subject to the fulfillment or waiver at or prior to the Effective Date of the following condition:

(a) Governmental Action. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Representations and Compliance. The representations of Fixel contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Fixel shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date. Notwithstanding the foregoing, Fixel’s representations and warranties contained in Section 3.4 shall be true and correct in all respects without regard to any Materiality or Material Adverse Effect qualifier.

(b) Officers’ Certificate. Fixel shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of Fixel, dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Section 7.2(a) have been fulfilled.

(c) Secretary’s Certificate. Fixel shall have furnished to Parent (i) copies of the text of (A) the resolutions by which the corporate action on the part of Fixel necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken and (B) resolutions of the Stockholders of Fixel approving the Merger and adopting this Agreement, (ii) a certificate dated as of the Closing Date executed on behalf of Fixel by its secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Fixel by its secretary certifying the signature and office of each officer of Fixel executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Fixel, (iv) a copy of the certificate of incorporation of Fixel, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of Delaware evidencing the good standing of Fixel in such jurisdiction as of a day within five (5) Business Days prior to the Closing Date.

(d) Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Fixel, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fixel.

(e) Employment Agreements. The employment agreements between Parent and each of Etgar Shpivak and the other Founders shall have been signed and delivered.

7.3 Additional Conditions to Obligations of Fixel. The obligation of Fixel to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Parent and Merger Sub, respectively, shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date. Notwithstanding the foregoing, Parent’s representations and warranties contained in Section 4.4 shall be true and correct in all respects without regard to any material or Material Adverse Effect qualifier contained in any such provision.

(b) Officers’ Certificate. Parent shall have furnished to Fixel a certificate of the Principal Executive Officer and Principal Financial Officer (each as defined in the Exchange Act) of Parent, dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Section 7.3(a) have been fulfilled.

(c) Secretary’s Certificate. Parent shall have furnished to Fixel (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, which shall be accompanied by a certificate of the corporate secretary of Parent dated as of the Closing Date certifying to Fixel that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the Parent Organization Documents, (B) the certificate evidencing the good standing of Parent as of a day within five (5) Business Days prior to the Closing Date, (C) the Merger Sub Organization Documents, and (D) the certificate evidencing the good standing of Merger Sub as of a day within five (5) Business Days prior to the Closing Date.

(d) Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on either Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

(e) Employment Agreements. The employment agreements between Parent and each of Etgar Shpivak and the other Founders shall have been signed and delivered.

7.4 Frustration of Closing Conditions. Neither Fixel nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by Section 6.1.

Article VIII.
TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Date:

(a) by the mutual written consent of Fixel and Parent;

(b) by either Fixel or Parent, if:

(i) the Effective Time shall not have occurred on or before the End Date, and the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or

(ii) if any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable.

(c) by Parent, if Fixel shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Sections 7.1 or 7.2, and (ii) cannot be cured by the End Date, provided that Parent shall have given Fixel written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; or

(d) by Fixel, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (ii) cannot be cured by the End Date, provided that Fixel shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating Fixel’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination.

(e) In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the confidentiality obligations under Section 7.3), and there shall be no other liability on the part of Parent or Fixel except liability arising out of the provisions of Section 8.2, respectively, or any willful and material breach of any of the representations, warranties or covenants in this Agreement by Parent or Fixel (subject to any express limitations set forth in this Agreement).

8.2 Expenses following Termination. Upon a termination occurring pursuant to Section 8.1, each party hereto shall be responsible for and pay its own fees and expenses, including the fees of any professional service providers incurred in connection with the Subject Transactions.

Article IX.
GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by electronic communication, by overnight delivery service for next Business Day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Fixel or the Founders:
Fixel AI, Inc.
_____________________
_____________________
Attn: Etgar Shpivak, CEO
Email: _____________________

With copies to:	Pearl Cohen
_____________________
_____________________
_____________________
Attn: Lior Baruch
Email: _____________________

If to Parent or Merger Sub:	Logiq, Inc.
85 Broad Street, 16-079
New York, NY 10004
Attn: Tom Furukawa
Email: _____________________

With copies to:	Procopio, Cory, Hargreaves & Savitch LLP
_____________________
_____________________
Attn: Christopher L. Tinen, Esq.
Email: _____________________

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if electronically transmitted, on the day of transmission or, if that day is not a Business Day, on the next Business Day; and the next Business Day delivery after being timely delivered to a recognized overnight delivery service.

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by Fixel and Parent and signed on behalf of each of Fixel and Parent.

9.5 Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.6 Entire Agreement; Binding Effect. This Agreement (together with all exhibits hereto and other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8 Third Party Beneficiaries. Each party hereto intends that this Agreement, except as set forth in Article VI or expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The representations and warranties set forth in Articles III and IV and the covenants set forth in Sections 6.1 and 6.2 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to Fixel Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders or Stockholders of, or other investors in, the parties hereto.

9.9 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.10 Enforcement; Jurisdiction; Service of Process.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, in the event of any breach or threatened breach by Fixel, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Fixel, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 9.10(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10(a) prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10(a) or anything set forth in this Section 9.10(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement that may be available then or thereafter.

(b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.10, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and Fixel hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

FIXEL AI, INC.

By:	/s/ Etgar Shpivak
Name:	Etgar Shpivak
Title:	Chief Executive Officer

LOGIQ, INC.

By:	/s/ Tom Furukawa
Name:	Tom Furukawa
Title:	Chief Executive Officer

LOGIQ FIXEL MERGER SUB, INC.

By:	/s/ Tom Furukawa
Name:	Tom Furukawa
Title:	Chief Executive Officer

FOUNDERS:

/s/ Etgar Shpivak
Etgar Shpivak

/s/ Hadar Shpivak
Hadar Shpivak

/s/ Elad Levy
Elad Levy